EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: November 2, 2006
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS PRELIMINARY SECOND QUARTER RESULTS

          EL SEGUNDO, Calif., Nov. 2 -- Computer Sciences Corporation (NYSE: CSC) today reported preliminary results for its fiscal 2007 second quarter, ended Sept. 29, 2006. The company will delay filing its Quarterly Report on Form 10-Q for the second quarter until it has completed the previously announced review of its stock option grant practices and has determined the tax and accounting impacts. The preliminary results reported today are subject to adjustment when those impacts have been determined.

          After a special pre-tax charge related to the restructuring program announced on April 4, 2006, of $41.0 million, or 17 cents per share, the company reported net income of $92.6 million, or 53 cents per share (diluted). Diluted earnings per share from continuing operations, excluding the special items, were 70 cents. This year's quarter includes a 4 cent adverse incremental impact of stock options expense resulting from the adoption of SFAS 123R and a 1 cent adverse impact of legal and related expenses for the stock options investigation. Last year's second quarter earnings per share from continuing operations were 53 cents and included a special charge of 18 cents related to the partial termination of the Nortel contract, or 71 cents excluding the special charge.

          Major announced business awards for the second quarter were a very strong $8.8 billion, representing the company's largest quarterly amount in its history. Those quarterly awards were split approximately 57% federal and 43% commercial.

"We are extremely pleased with our large and significant win of additional business from the UK National Health Service as part of the NHS Connecting

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Computer Sciences Corporation - Page 2	November 2, 2006

for Health program," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "This plays to one of our major strengths -- successfully managing long-term, very complex and critically important programs. We estimate the value of the nine-year contract to be approximately $3.73 billion if all options are exercised."

          Revenue for the second quarter was $3.61 billion, in line with guidance and up slightly (down approximately 0.3% in constant currency) over last year's second quarter. CSC's U.S. federal government activities again demonstrated solid revenue growth along with the company's Australia and Asia operations. These gains were partially offset by declines in commercial revenue in the U.S. and Europe.

          For the second quarter, CSC's U.S. federal government revenue increased 6.8% to $1.33 billion from $1.24 billion for the second quarter of fiscal 2006. Revenue derived from CSC's DoD-related business was $890.0 million, up 6.5% from last year's $835.4 million. New business awards, including the U.S. Army Aviation & Missile Command and the Air Force Launch Operations Support contract, were the principal drivers of the DoD revenue growth as were increases on several existing contracts, including Mission Support Services and Rapid Response. CSC's civil agencies activities generated revenue of $400.1 million, up 4.4%, compared to $383.4 million last year. Engagements for NASA's Center for Computational Sciences and the FAA contributed positively to the quarter's activity. Other federal segment revenue, comprised of state, local and foreign government, as well as commercial contracts performed by the U.S. federal segment, was $39.0 million, up from last year's $25.3 million.

          Second quarter global commercial revenue was $2.28 billion, compared to $2.33 billion in the year-ago quarter, a decline of 2.3% (approximately 4% in constant currency). U.S. commercial revenue was $948.9 million, down 5.6%, compared with $1.01 billion last year. European revenue was $942.8 million, a decline of 4.2% (approximately 8% in constant currency) from $983.7 million for the second quarter last year. CSC's non-European international revenue was $384.4 million, up 13.4% (approximately 12% in constant currency), compared with last year's $339.1 million.

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          The decline in the company's commercial revenues for the second quarter was the result of lower levels of outsourcing activity, primarily in Europe and the U.S. Several European outsourcing engagements generated reduced revenue, and the company's U.S. commercial revenue comparisons continued to be adversely impacted by the Sears contract termination and the partial Nortel termination. Demand for consulting and systems integration services in Europe continued to be soft and similar business in the U.S. experienced softness in demand in selected service lines during the second quarter as well.

          "Our second quarter results were on-plan, and with our restructuring efforts, continue to position us for the future," said Honeycutt. "Our solid U.S. federal government results for the quarter reflect our leadership role in the federal information technology services market and continue to pay dividends. Our operations in Australia and Asia delivered double-digit revenue growth aided in large part by growth in existing accounts.

          "We expect to continue to be a leader in providing IT services to the large and growing U.S. federal information technology market. We are encouraged by the improved state of our commercial pipeline, and our federal pipeline continues to grow. These are positive signs as we enter into the second half of the year."

          CSC's U.S. federal pipeline of opportunities over the next 17 months is approximately $40 billion, comprised of more than 400 programs across a broad spectrum of government agencies and departments. This pipeline is up approximately 35% over last year's comparable 17-month set and nearly $9 billion of the total is scheduled for award during the remainder of the current fiscal year.

          "We believe the strong first six months' announced awards of approximately $11 billion, compared with a total of $12.1 billion for all of last fiscal year, position the company very well," Honeycutt said.

The restructuring program announced in April involving workforce reductions, primarily in Europe, continues on plan. The program is designed to streamline the

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Computer Sciences Corporation - Page 4	November 2, 2006

company's worldwide operations, further leveraging the increased use of lower-cost resources and significantly improving future cash flow and earnings. The year-to-date pre-tax restructuring charges are $255.2 million.

          "We continue to anticipate revenue to be up approximately 2% to 3%, excluding the effect of any acquisitions for the fiscal year ending March 30, 2007," said Honeycutt. "Our 2007 fiscal year earnings per share guidance continues to be in the range of $3.71 to $3.81, including the adverse impact of SFAS 123R and the estimated 10 cent benefit of the share repurchase, previously announced on June 29, 2006, but excluding the net restructuring charge and the expenses or impact related to the ongoing options investigation and litigation. While we have maintained the 10 cent range, we expect it to probably be weighted toward the low end.

          "For the third quarter, ending December 29, we anticipate revenue to be in the range of $3.6 billion to $3.7 billion and earnings per share to be in the low- to mid-80 cent range, including the effect of SFAS 123R and the share repurchase, but excluding any restructuring charge or expenses related to the ongoing stock options investigation and litigation."

          As announced in the company's press release dated Oct. 16, 2006, a teleconference will be held today at 5:00 p.m. EST to discuss the first quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

          Computer Sciences Corporation is a leading global IT services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 78,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process

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outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.6 billion for the 12 months ended Sept. 29, 2006. For more information, visit the company's Web site at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Risk Factors" in CSC's Form 10-K for the fiscal year ended March 31, 2006. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6		November 2, 2006

Revenues by Segment
(unaudited)

	Second Quarter Ended
	Sept. 29,	Sept. 30,	% of Total
(In millions)	2006	2005	Fiscal 2007	Fiscal 2006

U.S. Commercial	$ 948.9	$1,005.7	26%	28%
Europe	942.8	983.7	26	28
Other International	384.4	339.1	11	9
Global Commercial segment	2,276.1	2,328.5	63	65

Department of Defense	890.0	835.4	25	23
Civil agencies	400.1	383.4	11	11
Other (1)	39.0	25.3	1	1
U.S. Federal segment	1,329.1	1,244.1	37	35

	$3,605.2 =========	$3,572.6 =========	100% =========	100% =========

	Six Months Ended
	Sept. 29,	Sept. 30,	% of Total
(In millions)	2006	2005	Fiscal 2007	Fiscal 2006

U.S. Commercial	$1,925.5	$2,012.8	27%	28%
Europe	1,884.7	2,020.7	26	29
Other International	730.5	656.6	10	9
Global Commercial segment	4,540.7	4,690.1	63	66

Department of Defense	1,743.8	1,629.3	25	22
Civil agencies	804.2	760.1	11	11
Other (1)	72.7	75.6	1	1
U.S. Federal segment	2,620.7	2,465.0	37	34

	$7,161.4 =========	$7,155.1 =========	100% =========	100% =========

(1)	Other revenues consist of state, local and foreign government as well as commercial contracts performed by the U.S. Federal reporting segment.

Computer Sciences Corporation - Page 7	November 2, 2006

Consolidated Statements of Income
(unaudited)

	Second Quarter Ended		Six Months Ended
(In millions except per-share amounts)	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
	2006	2005	2006	2005

Revenues	$3,605.2	$3,572.6	$7,161.4	$7,155.1

Costs of services (excludes
depreciation and amortization)	2,896.6	2,876.7	5,779.9	5,803.4
Selling, general and administrative	227.6	207.8	455.2	412.9
Depreciation and amortization	266.3	274.7	527.2	544.4
Interest expense	38.3	25.9	69.0	50.0
Interest income	(7.5)	(9.0)	(33.5)	(14.3)
Special items	41.0	52.0	237.9	52.0

Total costs and expenses	3,462.3	3,428.1	7,035.7	6,848.4

Income before taxes	142.9	144.5	125.7	306.7
Taxes on income	50.3	45.0	88.4	98.5

Income from continuing operations	92.6	99.5	37.3	208.2
Discontinued operations, net of taxes				22.9

Net income	$ 92.6	$ 99.5	$ 37.3	$ 231.1
	=========	=========	=========	=========

Earnings per share:
Continuing operations	$ 0.54	$ 0.54	$ 0.21	$ 1.12
Discontinued operations				0.12
Basic*	$ 0.54	$ 0.54	$ 0.21	$ 1.25
	=========	=========	=========	=========

Continuing operations	$ 0.53	$ 0.53	$ 0.20	$ 1.11
Discontinued operations				0.12
Diluted*	$ 0.53	$ 0.53	$ 0.20	$ 1.24
	=========	=========	=========	=========

Average common shares outstanding for:
Basic EPS	172.092	184.871	179.814	185.191
Diluted EPS	175.282	186.541	183.437	186.871

* Amounts may not add as a result of rounding

Computer Sciences Corporation - Page 8	November 2, 2006

Consolidated Balance Sheets
(unaudited)

	Sept. 29,	March 31,
(In millions except shares)	2006	2006
Assets
Cash and cash equivalents	$ 703.2	$ 1,290.7
Receivables, net of allowance for doubtful accounts	3,922.9	3,746.3
Prepaid expenses and other current assets	1,388.7	1,268.9
Total current assets	6,014.8	6,305.9

Property and equipment, net	2,404.5	2,320.1
Outsourcing contract costs, net	1,067.0	1,175.3
Software, net	456.0	453.3
Goodwill, net	2,369.6	2,306.3
Other assets	459.6	468.7
Total assets	$12,771.5	$13,029.6
	==========	==========

Liabilities
Short-term debt and current maturities of long-term debt	$ 697.5	$ 85.3
Accounts payable	639.5	705.1
Accrued payroll and related costs	611.3	706.5
Other accrued expenses	1,415.6	1,359.7
Deferred revenue	567.1	629.1
Federal, state and foreign income taxes	587.0	655.4
	4,518.0	4,141.1

Long-term debt, net	1,425.5	1,376.8
Other long-term liabilities	796.9	739.8

Stockholders' Equity
Common stock, par value $1.00 per share; authorized
750,000,000 shares; issued 179,684,817 (2007) and
194,904,250 (2006)	179.7	194.9
Additional paid-in capital	1,717.3	1,799.2
Earnings retained for use in business	4,248.5	5,042.1
Accumulated other comprehensive income	236.6	106.8
	6,382.1	7,143.0

Less common stock in treasury, at cost, 7,725,263 shares
(2007) and 7,653,655 shares (2006)	(351.0)	(347.1)
Unearned restricted stock		(24.0)

Total stockholders' equity	6,031.1	6,771.9

Total liabilities and stockholders' equity	$12,771.5	$13,029.6
	==========	==========

Computer Sciences Corporation - Page 9	November 2, 2006

Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended
(In millions)	Sept. 29,	Sept. 30,
	2006	2005
Cash flows from operating activities:
Net income	$ 37.3	$ 231.1
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization and other non-cash charges	608.8	635.1
Gain on dispositions, net of taxes	(9.0)	(22.9)
Changes in assets and liabilities, net of effects of acquisitions:
Increase in assets	(357.3)	(428.5)
Decrease in liabilities	(211.8)	(174.3)

Net cash provided by operating activities	68.0	240.5

Investing activities:
Purchases of property and equipment	(361.9)	(455.4)
Dispositions		5.0
Outsourcing contracts	(31.6)	(135.2)
Software	(73.8)	(88.4)
Other investing cash flows	182.8	51.5

Net cash used in investing activities	(284.5)	(622.5)

Financing activities:
Borrowings (repayment) under commercial paper, net	596.9
Borrowings (repayment) under lines of credit, net	3.4	(12.7)
Proceeds from stock option and other common stock transactions	44.2	17.1
Principal payments on long-term debt	(14.8)	(3.6)
Excess tax benefit from stock-based compensation	2.2
Repurchase of common stock	(1,000.0)	(227.6)
Other financing cash flows	(1.9)	4.1

Net cash used in financing activities	(370.0)	(222.7)

Effect of exchange rate changes on cash and cash equivalents	(1.0)	(1.0)

Net decrease in cash and cash equivalents	(587.5)	(605.7)
Cash and cash equivalents at beginning of year	1,290.7	1,010.3

Cash and cash equivalents at end of period	$ 703.2	$ 404.6
	==========	==========

Computer Sciences Corporation - Page 10	November 2, 2006

Non-GAAP Financial Measures

The following tables reconcile Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers. Management uses earnings before special items to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of earnings before special items (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing a reconciliation between earnings before special items and reported earnings.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	Second Quarter Ended		Six Months Ended
	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
	2006	2005	2006	2005
EBITDA and special items	$ 481.0	$ 488.1	$ 926.3	$ 938.8
Special items	41.0	52.0	237.9	52.0
EBITDA	440.0	436.1	688.4	886.8
Depreciation and amortization	266.3	274.7	527.2	544.4
EBIT	173.7	161.4	161.2	342.4
Interest, net	30.8	16.9	35.5	35.7
Income Before Taxes	142.9	144.5	125.7	306.7
Taxes on income	50.3	45.0	88.4	98.5
Income from continuing operations	92.6	99.5	37.3	208.2
Discontinued operations, net of taxes				22.9
Net Income	$ 92.6 ========	$ 99.5 ========	$ 37.3 ========	$ 231.1 ========

Free Cash Flow (unaudited)	Six Months Ended
	Sept. 29,	Sept. 30,
	2006	2005
Free Cash Flow	$(357.1)	$(387.0)
Net cash used in investing activities	284.5	622.5
Dispositions		5.0
Proceeds from redemption of
preferred stock	126.5
Capital lease payments	14.1
Net cash provided by operating activities	$ 68.0 ========	$ 240.5 ========

Note:

Capital lease payments and proceeds from the sale of property and equipment (included in investing activities) are included in the calculation of free cash flow. Prior periods have been adjusted to conform with this presentation. Proceeds from the redemption of DynCorp preferred stock is included in other investing activities and is being excluded from the calculation of free cash flow.

Computer Sciences Corporation - Page 11	November 2, 2006

Non-GAAP Financial Measures (continued)

Earnings per Share Reconciliation (unaudited)

The following table is presented to illustrate the impact of the special items on earnings per share. It also provides a reconciliation of the earnings per share amount relating this item to earnings per share for continuing operations. The earnings per share amounts presented below include non-GAAP measures. This table should be read in conjunction with the Consolidated Statements of Income within this release on which the GAAP earnings per share measures are presented. Earnings per share before special items provides a basis for comparing current operating performance to past and future operating performance. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers. Management uses earnings before special items to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of earnings before special items (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing a reconciliation between earnings before special items and reported earnings.

	Second Quarter Ended
	Sept. 29, 2006		Sept. 30, 2005
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$ 92.6	$ 0.53	$ 99.5	$ 0.53
Add back: Special items	29.7	0.17	33.1	0.18
Income from continuing operations
before special items	$122.3	$ 0.70	$132.6	$ 0.71
	=======	=======	=======	=======

Average common shares outstanding for diluted EPS		175.282		186.541

	Six Months Ended
	Sept. 29, 2006		Sept. 30, 2005
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$ 37.3	$ 0.20	$231.1	$ 1.24
Less: Gain on discontinued operations			22.9	0.12
Income from total operations	37.3	0.20	208.2	1.11
Add back: Special items	201.5	1.10	33.1	0.18
Income from continuing operations
before special items	$238.8	$ 1.30	$241.3	$ 1.29
	=======	=======	=======	=======

Average common shares outstanding for diluted EPS		183.437		186.871

Notes:	All amounts are net of taxes.
Amounts are in millions except per-share amounts.